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                                                             EXHIBIT 99.(d)(iii)

                            FEE WAIVER UNDERTAKING

                          Legg Mason Fund Adviser, Inc.
                                100 Light Street
                            Baltimore, Maryland 21202


Legg Mason Charles Street Trust, Inc.
100 Light Street
Baltimore, Maryland 21202

     Re: FEE WAIVER/EXPENSE REIMBURSEMENT

Ladies and Gentlemen:

     Legg Mason Fund Adviser, Inc. ("LMFA") hereby notifies you that it will waive its fees (and to the extent necessary bear other expenses) through August 1, 2004, to the extent that expenses of each class of Batterymarch US Small Capitalization Equity Portfolio ("Fund") (exclusive of taxes, interest, deferred organizational expenses, brokerage and extraordinary expenses) would exceed an annual rate of 0.95% for Institutional Class and 1.20% for Financial Intermediary Class.

     For purposes of determining any such waiver or expense reimbursement, expenses of a class of the Fund shall not reflect the application of any custodial, transfer agency or other credits or expense offset arrangements that may reduce the portfolio's expenses.

     If on any day during which LMFA is the investment manager, the estimated annualized operating expenses of the Fund for that day are less than the operating expense limit described above, LMFA shall be entitled to reimbursement by the Fund of the investment management fees waived or reduced and other payments remitted by LMFA on behalf of the Fund pursuant to this expense limitation (the "Reimbursement Amount") during any of the previous thirty-six
(36) months, to the extent that the Fund's annualized operating expenses plus the amount so reimbursed is less than or equals, for such day, the operating expense limit provided for above, provided that such amount paid to LMFA will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed.

     In addition, Batterymarch Financial Management, Inc. hereby notifies you that it will waive its fees with respect to the Fund to the same extent that LMFA does.

     We understand that you will rely on this undertaking in accruing the Fund's expenses for purposes of calculating its net asset value per share, and for other purposes, in the preparation and filing of the Securities and Exchange Commission Form N1-A Registration Statement for the Fund, and we expressly permit you to do so.

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                                        2

Batterymarch Financial Management, Inc.


                                     LEGG MASON FUND ADVISER, INC.


                                     By:    /s/ Marc R. Duffy
                                        ----------------------------------------
                                            Name:  Marc R. Duffy
                                            Title: Vice President

                                     BATTERYMARCH FINANCIAL
                                     MANAGEMENT, INC.


                                     By:    /s/ Francis Tracy
                                        ----------------------------------------
                                            Name:  Francis Tracy
                                            Title: President and Chief Financial
                                                   Officer


Agreed and Accepted:

LEGG MASON CHARLES STREET TRUST, INC.


By:   /s/ Marc R. Duffy
   -----------------------------
      Name:  Marc R. Duffy
      Title: Vice President